EXHIBIT A

CERTIFICATE OF PEKIN HARDY STRAUSS, INC.

I, Brandon Hardy, do hereby certify that I am the Secretary of Pekin Hardy Strauss, Inc. (“PHS”). I further certify that the following resolutions were duly adopted by the Board of Directors of PHS, by written action dated February 27, 2025 and that said resolutions remain in full force and effect on the date hereof, and that I am fully authorized to so certify:

RESOLVED, that each officer of PHS is hereby authorized to prepare, execute and file, on behalf of PHS, an exemptive application with the Securities and Exchange Commission (the “Commission”) for an order of the Commission pursuant to Section 2(a)(9) of the Investment Company Act of 1940, as amended, declaring the presumption created by the foregoing section rebutted by evidence with respect to the ownership of the Appleseed Fund; and

FURTHER RESOLVED, that each officer of PHS is authorized and directed to take such additional actions and to execute and deliver on behalf of PHS such other documents or instruments as are deemed necessary, desirable or appropriate in furtherance of the foregoing resolution, such officer’s authority therefore to be conclusively evidenced by the taking of any such actions or the execution or delivery of any such document.

IN WITNESS WHEREOF, I have hereunto set my hand this February 27, 2025.

By:	/s/ Brandon Hardy
Name:	Brandon Hardy
Title:	Secretary